================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               PICK-UPS PLUS, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

Delaware                                     31-12440524
--------                                     ---------
(State  or  other  jurisdiction  of     (I.R.S.  Employer  Identification  No.)
   incorporation  or  organization)

                              5181 Natorp Boulevard
                                    Suite 530
                               Mason, Ohio  54040
                       -----------------------------------
                (Address of Principal Executive Office) (Zip Code)

                         Commission File No.:  000-28255

                 Consulting Agreement and Employee Compensation
                                -----------------
                            (Full title of the plan)

                              5181 Natorp Boulevard
                                    Suite 530
                               Mason, Ohio  54040
                        ---------------------------------
                     (Name and address of agent for service)

                                 (513) 398-4344
                          ----------------------------
          (Telephone number, including area code, of agent for service)
                                  -------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                  Proposed          Proposed
Title  of           Amount        Maximum           Maximum         Amount  of
Securities  to      to  be        Offering  Price   Aggregate      Registration
Be  Registered      Registered    Per  Share  (1)   Offering Price (1) Fee
----------------    -----------   ---------------   --------------  -----------
Common  Stock,      4,150,000     $0.16               $664,000       $175.30
par  value  $.0001
per  share
-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on May 22, 2002
-----------------------------------------------------------------------------
================================================================================

EXPLANATORY  NOTE
----------------

In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE.
        -----------------------------------------------

     The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

     1. Pick-Ups Plus, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2001;

     2. Pick-Ups Plus, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002; and

     3. All reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since May 11, 1999.

     All documents filed by Pick-Ups Plus, Inc., pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

     We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to John Fitzgerald, President, 5181 Natorp Boulevard, Suite 530. Mason, Ohio 54040 (513) 398-4344.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.


ITEM  4.  DESCRIPTION  OF  SECURITIES
          ---------------------------
     The authorized capital stock of Registrant consists of one hundred million shares (100,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As of December 31, 2001, there were twenty million nine hundred ninety-eight thousand five hundred and seven (20,998,507) shares of Common Stock issued and outstanding.

     The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

     Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

     The Registrant has five million (5,000,000) shares of Preferred Stock authorized at $.001 par value of which none are outstanding.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL
        --------------------------------------

     Not  Applicable


ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.
        -----------------------------------------

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

     The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Pick-Ups Plus, Inc., pursuant to the foregoing provisions, or otherwise, Pick-Ups Plus, Inc. has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.
        -----------------------------------

         Not  applicable


ITEM  8.  EXHIBITS.
        --------

3.1      Articles  of  Incorporation  of  the  Company,  as  amended  (1)
3.2      By-laws  of  the  Company,  as  amended  (1)
5.1      Opinion  of  Michael  S.  Krome,  Esq.
10.1 Amendment, dated as of May 23, 2002, to the Consulting Agreement between Pick-Ups Plus, Inc., and Professional Management and
         Consulting Services Group,  Inc.,  dated  March  14,  2002
23.1     Consent  of  Lazar  Levine  &  Felix,  LLP,  Independent  Auditor
23.2     Consent  of  Michael  S.  Krome,  Esq.  (included  in  Exhibit  5.1)
----------
(1) Incorporated by reference from the Company's Registration Statement on Form SB-2, filed with the Commission on May 11, 1999, or thereafter, and as amended thereafter, and incorporated herein by reference.


ITEM  9.  UNDERTAKINGS.

         The  undersigned  the  Company  hereby  undertakes:
         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned the Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Mason, State of Ohio on May 23, 2002.

                                   Pick-Ups  Plus,  Inc.

                                   By:   /s/  John  Fitzgerald
                                   ------------------------------
                                   John  Fitzgerald,  President


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Fitzgerald, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                      Title                         Date
----------                     -----                         ----
(1)  Principal  Executive

/s/     John  Fitzgerald     President  and  Director           May 23, 2002
-------------------
     John  Fitzgerald

(2)  Directors

/s/     John  Fitzgerald          Director                     May  23,  2002
-------------------
     John  Fitzgerald

/s/     Bob  White                Director                     May  23,  2002
-------------------
     Bob  White



EXHIBIT  INDEX

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
3.3     Articles  of  Incorporation  of  the  Company,  as  amended  (1)
3.4     By-laws  of  the  Company,  as  amended  (1)
5.2     Opinion  of  Michael  S.  Krome,  Esq.
10.1 Amendment, dated as of May 23, 2002, to the Consulting Agreement between Pick-Ups Plus, Inc., and Professional Management and Consulting Services Group, Inc., dated March 14, 2002
23.1    Consent  of  Lazar  Levine  &  Felix,  LLP,  Independent  Auditor
23.2    Consent  of  Michael  S.  Krome,  Esq.  (included  in  Exhibit  5.1)
---------
(1) Incorporated by reference from the Company's Registration Statement on Form SB-2, filed with the Commission on May 11, 1999, or thereafter, and as amended thereafter, and incorporated herein by reference.

OPINION  OF  MICHAEL  S.  KROME
Exhibit  5.1



                             MICHAEL S. KROME, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755
                                 (631) 737-8381


                                        May  23,  2002


Board  of  Directors
Pick-Ups  Plus,  Inc.
5181  Natorp  Boulevard
Suite  530
Mason,  Ohio  54040

Dear  Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Pick-Ups Plus, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 4,150,000 shares, par value $0.001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

     The shares to be covered by the Form S-8 are issued pursuant to an Amendment, dated May 23, 2002, to the Consulting Agreement between the Company and Professional Management and Consulting Services Group, Inc., dated as of March 14, 2002. Pursuant to said agreement, that shares are to be issued to specific individuals in exchange for certain services to be performed by Professional Management and Consulting Services Group, Inc., to the Company, and issued as follows:

1.     1,000,0000  shares  for  Merrit  Jesson;
2.     150,000  shares  in  the  name  of  Donald  Quarterman;  and
3.     3,000,000  shares  for  Jay  W.  Doyle.

     In connection with this opinion, we have examined and relied upon the Company's Certificate of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very  truly  yours,


                                        Michael  S.  Krome

Exhibit  10.1


                        AMENDMENT TO CONSULTING AGREEMENT
                        ---------------------------------


     The  CONSULTING  AGREEMENT ("Agreement") dated as of the March 14, 2002, by
                                  ---------
and between PROFESSIONAL MANAGEMENT AND CONSULTING SERVICES GROUP, INC., of Tampa, Florida ("PMCS"), and PICK-UPS PLUS, INC., a Delaware corporation with
                   ----
its  principal  place  of  business  in  Mason,  Ohio (the "Company"), is hereby
                                                            -------
amended  as  follows:

     This Amendment to the Agreement will supercede, replace and amend the Agreement only as specifically set forth herein. All other provisions of the Agreement shall remain in full force and effect.

     The parties hereto agree, effective immediately, upon execution, PMCS will no longer be providing the following services outlined in Exhibit A of the Agreement. The following services are to be deleted from Exhibit A:

          "Construction  Management  Services"
          "Contracting  Services"


     Section  2.  COMPENSATION.  Shall  be  amended  as  follows:
                  ------------

     2.     COMPENSATION.  As  consideration  for the services to be rendered by
            ------------
PMCS  under  this  Agreement,  the Company agrees to compensate PMCS as follows:

     (a)     Stock.  As consideration for its Consulting Services (as defined in
             -----
Exhibit  A  to  the Agreement), PMCS shall be compensated with the Three Million
----------
(3,000,000)  shares  of  the  common stock of the Company (the "Common Shares"),
--                                                              -------------
previously  issued  by  the  Company.  Additionally,  in  consideration  of  the agreement by the parties to delete the fees for "Construction Management Services" and "Contracting Services", as set forth in the original Agreement, which fees were expected to be substantial and considerable by both parties, the Company shall issue to PMCS, Four Million One Hundred Fifty Thousand (4,150,000) shares of the common stock of the Company (the "Shares").
                                                         ------

          (b)     deleted
          (c)     omitted  from  original  Agreement
          (d)     deleted



                            [Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first above written.

     THE  COMPANY
Pick-Ups  Plus,  Inc.

By:     ____________________________________
     John  Fitzgerald,  Its  President
President


     PMCS

     ___________________________________
Merritt  W.  Jesson,  Its  President

EXHIBIT  23.1

CONSENT  OF  INDEPENDENT  AUDITOR



                            Lazar Levine & Felix, LLP.



We consent to the incorporation by reference in the registration statement of Pick-Ups Plus, Inc. (the "Company") on Form S-8 for the registering of 4,150,000 shares of common stock, of our report dated April 3, 2002, on our audits of the financial statements of the Company as of December 31, 2001 and 2000, and for each of the years in the two year period ended December 31, 2001, which report is included in the Company's Annual Report on Form 10-KSB.



/s/  Lazar  Levine  &  Felix,  LLP,
New  York,  New  York
May  23,  2002